EXHIBIT 10.2
December 15, 2005
Mr. John V. Madison
24 Pocomo Road
Nantucket, MA 02554
Dear John:
The purpose of this letter agreement is to confirm our mutual understanding of the terms of your employment by Entertainment Distribution Company, LLC (the “Company") to serve as the Executive Vice President, Business Development, Sales & Marketing of the Company.
     The terms of your employment are set forth below. For purposes of this letter agreement, the “Effective Date” is the first day of your employment by the Company, which shall be January 2, 2006.
     1. Duties.
          (a) You agree, that beginning on the Effective Date, you will serve as the Senior Vice President, Business Development, Sales & Marketing of the Company, and you will perform those duties and exercise those powers commensurate with your office as may be reasonably requested of you by Jim Caparro, the President & CEO of the Company, or the Board of Directors of the Company (the “Board"). You will also: (1) devote substantially all of your business time, attention, and abilities to the Company’s business and (2) faithfully serve the Company and use your best efforts to promote the interests of the Company.
     2. Term and Termination.
          (a) The initial term of your employment under this letter agreement will be for a period of three (3) years, commencing as of the Effective Date (the “Initial Term”), subject to early termination as set forth herein. The term of your employment may be renewed only upon terms mutually agreed upon in writing by the Company and you (a “Renewal term”). The Initial term or any Renewal Term is each sometimes referred to in this letter agreement as a “Term".
          (b) Notwithstanding the provisions of Paragraph 2(a) above, your employment under this letter agreement may be terminated prior to the expiration of the Term as follows:
               (1) The Company may terminate your employment hereunder for “Cause;”
               (2) The Company may terminate your employment hereunder upon your “Disability;”
               (3) You may terminate your employment hereunder immediately for “Good Reason” or without “Good Reason” on 30 days’ prior written notice;

               (4) Your employment hereunder shall terminate automatically upon your death;
               (5) The Company may terminate your employment hereunder at any time without “Cause” on 30 days’ prior written notice.
               (6) In addition to any other amounts expressly provided hereunder, you shall be paid all amounts and benefits accrued and owed to you prior to and through the effective date of any termination of your employment hereunder.
     3. Compensation and Benefits.
          (a) The Company will pay to you an initial salary of $400,000 per annum (which as increased from time to time, is referred to as the “Base Salary"). The Base Salary will be payable in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed annually.
          (b) You will be eligible to participate in an annual Bonus Plan of the Company for each calendar year of your employment with the Company. Such Bonus Plan will be subject to revision by Company management and the Board for each subsequent calendar year.
          (c) The Company shall provide you with an automobile allowance in the amount of $750 per month.
          (d) You may take four (4) weeks of vacation in each calendar year during the Term at such times as shall be mutually convenient to you and the Company. Your vacation will be prorated for each partial calendar year during the Term.
          (e) You may participate in all retirement plans, life, medical/dental insurance plans and disability insurance plans of the Company, to the extent that you qualify under the eligibility requirements of each plan or program.
          (f) On the Effective Date, subject to your execution and delivery to the Company of a Joinder Agreement in the form attached as Exhibit 1 hereto in which you agree to be bound by all of the terms and conditions of the Limited Liability Company Agreement of the Company (a true and correct copy of which is appended to the Joinder Agreement attached as Exhibit 1, and which is hereinafter referred to as the “LLC Agreement"), you will receive Profits Interests, allocated among Tier One, Tier Two and Tier Three, all as described in the LLC Agreement.1 On the Effective Date, you shall become vested with respect to one-third of each of your Tier One, Tier Two and Tier Three Profits Interests. Provided that you are still employed by the Company under this letter agreement at such time, you shall become vested with respect to an additional one-third of each of your Tier One, Tier Two and Tier Three Profits Interests on the first anniversary of the Effective Date. Provided that you are still employed by the Company

[1]	Representing 5.0% of the Company’s total Profits Interests as specified in the LLC Agreement (representing the right to receive 1.5% of the distributions by the Company beyond certain thresholds, all as described in the LLC Agreement).

under this letter agreement at such time, you shall become vested with respect to the final one-third of each of your Tier One, Tier Two and Tier Three Profits Interests on the second anniversary of the Effective Date. Notwithstanding the foregoing, you shall become fully vested in all of such entire Profits Interests upon (1) a Change of Control of the Company, (2) your death, (3) the termination of your employment hereunder because of your Disability, (4) the termination of your employment hereunder by the Company without Cause or (5) the termination of your employment hereunder by you for Good Reason. Upon the termination of your employment under this letter agreement (other than after a Change of Control or on account of the reasons specified in clauses (2) through (5) above), any portion of your Profits Interests that has not previously vested shall be deemed cancelled and of no further force or effect.
          (g) The Company agrees that it and its affiliates will conduct “Seller Restricted Activities” (as such term is defined in the Asset Purchase Agreement dated May 9, 2005 between the Company and UMG Manufacturing & Logistics, Inc. and Universal Music & Video Distribution Corp.) only through the Company and its subsidiaries or other entities in which you are granted Profits Interests equivalent to the Profits Interest granted to you hereunder and under the LLC Agreement.
          (h) In the event that your employment is terminated by the Company without Cause or by you for Good Reason (a “Triggering Termination”) within the first 24 months of your Initial Term, the Company will, in full settlement and satisfaction of all claims for Base Salary or Bonus compensation hereunder, pay you (1) your then-current Base Salary at the time of such Triggering Termination for a period of 12 months (2) a prorated amount of your bonus payable under the Bonus Plan for the then-current fiscal year. Such total amount payable to you as set forth in this subsection (h) (1) or (2) above will be paid in equal bi-weekly installments over the 12-month period after termination. In the event that a Triggering Termination occurs at any time after the first 24 months of your Initial Term and prior to the expiration of the Initial Term, the Company will, in full settlement and satisfaction of all claims for Base Salary or Bonus compensation hereunder, pay you (A) your then-current Base Salary at the time of such Triggering Termination through the end of the Initial term (B) a prorated amount of your bonus payable under the Bonus Plan for the then-current fiscal year. Such total amount payable to you as set forth in this subsection (h) (A) or (B) above will be paid in equal bi-weekly installments over the period remaining in the Initial Term after termination. Except as specifically set forth in this Section 3 (h) above, or any future payments due under the LLC Agreement for any Profits Interests that are fully vested and nonforfeitable at the time of termination, the Company shall have no other or further obligation to pay any severance or other post-termination to Employee, including, without limitation, in the event that your employment is terminated by the Company for Cause or by you without Good Reason.
     In addition, upon the occurrence of a Triggering Termination, the Company will provide medical benefits to you (and your dependents) for twelve (12) months from the date of the Triggering Termination, or until the end of your Initial Term, whichever ends soonest, at the same level of coverage as such benefits are provided to active employees of the Company. Your right to continue medical coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) shall begin at the expiration of the 12-month period described in subsection (h) (1) above in the case of a Triggering Termination within the first 24 months of your Initial Term, or shall begin at the expiration of the Initial Term in the case of a

Triggering Termination after the first 24 months of your Initial Term and prior to the expiration of the Initial Term. Termination of your employment for Disability shall not qualify you for benefits under this Paragraph 3(h). As used in this letter agreement, the following terms shall have the following meanings:
          “Cause” means the occurrence of any of the following:
               (1) your resignation, except for Good Reason, from the Company;
               (2) acts of dishonesty or fraud on your part;
               (3) your conviction of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; or
               (4) a material failure to perform your duties or a material violation of your responsibilities or other agreements as set forth herein, including the failure on your part to commence your full-time employment with the Company on or before January 2, 2006.
          “Change of Control” means any one of the following: (i) a merger, consolidation, security exchange, issuance or sale of “Units,” or other reorganization of or involving the Company pursuant to which either (a) the “Members,” determined immediately prior to such transaction is effected, collectively have beneficial ownership of less than 51% of the total outstanding “Units” (determined on a fully diluted basis) of the Company, or comparable equity securities of the surviving entity if the Company is not the surviving entity, immediately following such transaction or (b) the “Members” owning “Class A Units,” determined immediately prior to such transaction is effected, collectively have beneficial ownership of less than 51% of the total outstanding “Class A Units” (determined on a fully diluted basis) of the Company, or comparable equity securities of the surviving entity if the Company is not the surviving entity, immediately following such transaction, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), of all or substantially all of the assets of the Company, (iii) the “Members” or Board’s approval of any plan or proposal for the liquidation or dissolution of the Company, or (iv) the Company’s submission or becoming subject to any bankruptcy proceeding, the appointment of a trustee, custodian or conservator or any other similar voluntary or involuntary creditors’ right proceeding; provided, however, that notwithstanding the foregoing, in no event shall any of the following transactions be deemed to have effected a Change of Control: (1) any transaction following which “Members” comprising a “Voting Majority” immediately prior to any such transaction continue to have right to select a majority of the members of the Board of Directors of the Company, or the surviving entity if the Company is not the surviving entity, immediately following such transaction, (2) any “Reorganization” which results in the Company merging, consolidating or otherwise combining with the Company Technologies, Inc. or the Company, and (3) any transaction involving the public offering of equity securities of the Company or its successor or the distribution of equity securities of the Company or its successor in a spin-off or similar transaction. All quoted terms used herein have the meaning provided under the LLC Agreement.

          “Disability” shall be deemed to occur if you qualify for disability benefits under a long-term disability plan sponsored by the Company or its affiliates.
          “Good Reason” means the occurrence of any of the following:
          (1) any assignment to you of duties materially inconsistent with your position with the Company or any material diminution by the Company or the Company of your authority, duties or responsibilities with the Company, provided that you must first provide the Board with written notice specifying the failure of the Company or the Company under this Paragraph and allow the Board 15 days from receipt of notice to cure such failure; or
          (2) any failure by the Company to pay to you the Base Salary or other compensation and benefits or perform its material obligations provided for herein; provided that you must first provide the Company with written notice and allow the Company 15 days from receipt of notice to cure such failure.
     4. Confidential Information. You will not use or divulge to any person not employed by the Company or its Affiliates or otherwise engaged to render services to the Company or its Affiliates, any Confidential Information during or after your employment by the Company. For this purpose, “Confidential Information” means: (1) the name, address or requirements of any customer of the Company; or (2) any other secret or confidential information relating to any strategy, acquisition, financial information, activity, invention, discovery or intellectual property of the Company or its Affiliates or their customers not already in the public domain that you have or shall have acquired during your employment by the Company hereunder. This provision will not preclude you from disclosing such Confidential Information as may be required by any applicable law, regulation or directive or any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Company’s business in the prosecution of your rights or entitlements or in defense of any claim against you. If any person seeks legally to compel you to disclose, or you desire to disclose (in the prosecution of your rights or entitlements or in the defense of any claim against you), Confidential Information, you will promptly provide the Company with notice. For purposes of this Paragraph 4, an “Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise, such Persons to include without limit Glenayre Technologies, Inc. and Glenayre Electronics, Inc.
     5. Non-Competition and Non-Solicitation.
          (a) You agree not to engage in any activities competitive with the Company or its Affiliates at any time during the period of your employment hereunder (including any activities similar to those described below), except in furtherance of the Company’s business. Furthermore, you agree that, except as otherwise approved in writing by the Company, during the Restricted Period, you will not, directly or indirectly: (1) engage in the Business in the Territory or market, sell or provide Products and Services in the Territory; (2) solicit any Customer for purposes of marketing, selling or providing Products and Services to such

Customer; (3) accept as a customer any Customer for purposes of marketing, selling or providing Products and Services to such Customer; (4) induce or attempt to induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates; (5) interfere with the business relationship between a Customer, Company employee or supplier and the Company or its Affiliates; or (6) be or become a Representative of any Person who engages in any of the foregoing activities.
     The Company agrees that your employment by a division or subsidiary that does not engage in the Business in the Territory or market, sell or provide Products and Services in the Territory (the “Non-Competing Division") of a company with another division or subsidiary that does engage in the Business in the Territory or does market, sell or provide Products and Services in the Territory (the “Competing Division") shall not be deemed a violation of this Paragraph 5(a), so long as (1) the Non-Competing Division does not directly or indirectly engage in the Business in the Territory or market, sell or provide Products and Services in the Territory, (2) the Non-Competing Division does not engage in any of the activities described in subparagraphs (1) through (6) of the second sentence of Paragraph 5(a), (3) you do not directly or indirectly participate or become involved in the activities or business of the Competing Division and (4) you do not violate the provisions of Paragraph 4 above.
          (b) The following terms have the meanings given to such terms below:
          For purposes of this Paragraph 5, an “Affiliate” of a Person means any Person (i) that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise, such Persons to include without limit Glenayre Technologies, Inc. and Glenayre Electronics, Inc., and (ii) on which Person’s behalf you have provided or rendered material executive management services prior to the Termination.
          “Business” means the Company’s or its Affiliates’ CD and DVD manufacturing and physical distribution businesses and any other business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the 12-month period prior to, the Termination.
          “Customer” means any Person who is or was a customer of the Company or its Affiliates (i) at the time of, or during the 12-month period prior to, the Termination or (ii) at the time of, or during the 12-month period prior to, the Termination and with whom you had dealings in the course of your employment with the Company.
          “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.
          “Products and Services” means the products and/or services offered by the Company or its Affiliates at the time of, or during the 12-month period prior to, the Termination.

          “Representative” of a Person means (i) a shareholder, director, officer, member, manager, partner, joint venturer, owner, employee, agent, representative, independent contractor, consultant, advisor, for, to or with such Person, (ii) an investor in such Person or a lender to such Person or (iii) any Person acting for, on behalf of or together with such Person.
          “Restricted Period” means the period commencing on the date of the Termination and ending on the second anniversary of such date.
          “Termination” means the termination of your employment hereunder for any reason.
          “Territory” means: (i) any county or State in the United States, (ii) any State in which the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination, (iii) the United States of America, and (iv) any country in the world where the Company or its Affiliates does or did business at the time of, or during the 12-month period prior to, the Termination.
          (c) You agree that the covenants in this Paragraph 5 are reasonable given the real and potential competition encountered (and reasonably expected to be encountered) by the Company and its Affiliates and the substantial knowledge and goodwill you will acquire with respect to the Business as a result of your services to the Company. If, however, any provision of this Paragraph 5 is determined by a court to be invalid or unenforceable, that court is authorized to limit the terms of such provision to allow it to be enforced.
          (d) You acknowledge that the Company and its Affiliates will suffer irreparable harm if you breach any of your obligations under this Paragraph 5 and that monetary damages will be inadequate to compensate the Company and its Affiliates for that breach. Accordingly, you agree that, in such event, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach (and you agree to waive any requirement for the securing or posting of any bond in connection with such remedies). The Company will be entitled to recover its costs incurred in connection with enforcing this Paragraph 5, including reasonable attorneys’ fees and expenses.
     6. Ownership of Intellectual Property.
          (a) You will immediately and fully disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by you, or in which you may have aided in its conception or development, while employed by the Company (collectively, “Intellectual Property").
          (b) You will from time to time immediately upon the conception or development of any Intellectual Property assign, at the Company’s expense, to the Company all of your right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire”, then your right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this Paragraph 6(b). You will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after the your employment with the Company) in order to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property. The Company agrees to indemnify, defend and hold you harmless from and against any claim that may be made against you in connection with the Company’s use of any Intellectual Property assigned by you to the Company or any resulting damages sustained by you by reason of such claim,
     7. Indemnity. You are entitled to indemnification from the Company to the same extent as other directors of the Company, as described in Section 11.8 of the LLC Agreement.
     8. Notices. All notices and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given when personally delivered or on the third business day after being placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

As to the Company:	Entertainment Distribution Company, LLC
825 8th Avenue, 23rd Floor
New York, New York 10019
Attention: President & CEO

With a copy to:
Glenayre Electronics, Inc.
11360 Lakefield Drive
Duluth, Georgia 30097
Attention: CFO

As to You:	Mr. John V. Madison
24 Pocomo Road
Nantucket, MA 02554
     The address of any party may be changed from time to time by such party serving notice on the other party.
     9. Miscellaneous. You may not assign this letter agreement or any of your rights, benefits, obligations or duties hereunder to any other Person. The Company may assign its rights, obligations and duties (with no continuing obligation to you hereunder) to any company that acquires all or substantially all of the Company’s assets or equity interests and expressly assumes such obligations and duties hereunder. The Company may also assign its rights, obligations and duties hereunder to the Company (with no continuing obligation to you hereunder) if the Company and its affiliates collectively shall cease to have beneficial ownership of a majority of the total outstanding Class A Units (determined on a fully diluted basis) of the Company. This letter agreement is made with the intention that the construction and validity shall be determined in accordance with and governed by the laws of the State of New York. This letter agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of you and your heirs and personal representatives. This letter agreement constitutes the entire agreement among the Company, the Company and you with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings among us with respect to the subject matter hereof. This letter agreement may not be changed or modified orally but only by a writing signed by the Company, the Company and you, which writing states that it is an amendment to this letter agreement. If any provision of this letter agreement were to be held invalid or unenforceable, that shall not affect or impair any other provision of this letter agreement and shall not have any effect on or impair the obligation of the Company, the Company or you.
     If the foregoing reflected your understanding of the terms of your employment by the Company, please sign where provided below.

ENTERTAINMENT DISTRIBUTION COMPANY, LLC.
By:	/s/ James Caparro
	Name:	James Caparro
	Title:	President & CEO

AGREED:
/s/ John V. Madison
John V. Madison

Exhibit 1
(Joinder Agreement With Limited Liability Company)
Attached.

JOINDER TO LIMITED LIABILITY COMPANY AGREEMENT
     THIS JOINDER TO LIMITED LIABILITY COMPANY AGREEMENT (this “Joinder”) is entered into as of December 15, 2005, by and between Entertainment Distribution Company, LLC (the “Company”) and John V. Madison (“New Member”).
STATEMENT OF PURPOSE
     Pursuant to an Letter Agreement dated December 15, 2005 between the Company and New Member (the “Employment Letter”), New Member has been granted Profits Interests in the Company representing 5.0% of the Company’s total Profits as specified in the Company’s Limited Liability Company Agreement (the “LLC Agreement”) (representing the right to receive 1.5% of the distributions by the Company beyond certain thresholds, all as described in the LLC Agreement). In connection with the grant of the Profits Interests and in accordance with the LLC Agreement, New Member is executing this Joinder to become a party to the LLC Agreement with all right, title and interest as a Profits Member thereunder and subject to all of the terms and conditions thereof.
     1. Definitions. All capitalized undefined terms used in this Joinder have the meanings assigned thereto in the LLC Agreement.
     2. Joinder of New Member. New Member hereby agrees to become a party to the LLC Agreement with all right, title and interest as a Profits Member thereunder and subject to all of the terms and conditions thereof.
     3. Miscellaneous. This Joinder may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Joinder, together with the Employment Letter and the LLC Agreement, contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and therein.
     IN WITNESS WHEREOF, this Joinder has been executed by the parties hereto on the date first above written.

ENTERTAINMENT DISTRIBUTION COMPANY, LLC
By:	EXHIBIT ONLY
	Name:	James Caparro
	Title:	President & CEO

By:	EXHIBIT ONLY
John V. Madison